UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
         Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

 (    ) Check this box if no longer          OMB APPROVAL
        subject to Section 16.  Form 4 or    OMB Number:  3235-0287
        Form 5 obligations may continue.     Expires:  February 1, 1994
        See Instruction 1(b).                Estimated average burden hours per
                                             response......0.5


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1.       NAME AND ADDRESS OF REPORTING PERSON
              (Last) (First) (Middle)
              (Street) (City) (State) (Zip)

              Coccia Joseph
              25 Carey Lane
              Pittston, PA  18640

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2.       ISSUER NAME AND TICKER OR TRADING SYMBOL

              First National Community Bancorp, Inc.  (FNCB)

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3.       IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

              __________________________________________

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4.       STATEMENT FOR MONTH/YEAR

              08/02

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5.       IF AMENDMENT, DATE OF ORIGINAL (MONTH/YEAR)

              ______________

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6.       RELATIONSHIP OF REPORTING PERSON TO ISSUER
              (Check all applicable)

        __x__  Director                            _____  10% Owner
        ____  Officer (give title below)           _____  Other (specify below)

                      _____________________________________


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

TABLE I  NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
--------------------------------------------------------------------------------------------------------
 1. Title of Security (Instr.3)       2. Transaction Date        3. Transaction Code (Instr. 8)
                                         (Month/Day/Year)
                                                                 ----------------------------------
                                                                      Code              V
---------------------------------------------------------------------------------------------------
    Common Stock
---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
 4. Securities Acquired (A) or Disposed of       5. Amount of              6. Ownership        7. Nature of
       (D)  (Instr. 3, 4, and 5)                    Securities                Form:               Indirect
                                                    Beneficially Owned        Direct (D) or       Beneficial
                                                    at End of Month           Indirect (I)        Ownership
                                                    (Instr. 3 and 4)          (Instr. 4)          (Instr. 4)
------------------------------------------------------------------------------------------------------------
     Amount    (A) or (D)      Price
------------------------------------------------------------------------------------------------------------
                                                        18,540.40                   D
------------------------------------------------------------------------------------------------------------

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

 TABLE II  DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED  (e.g., puts, calls, warrants, options, convertible securities)
-------------------------------------------------------------------------------------------------------------
 1. Title of Derivative          2. Conversion        3. Transaction        4. Transaction Code (Instr. 8)
    Security (Instr. 3)             or Exercise             Date
                                    Price of
                                    Derivative
                                    Security
-------------------------------------------------------------------------------------------------------------
                                                                                Code               V
-------------------------------------------------------------------------------------------------------------
  Common Stock *
-------------------------------------------------------------------------------------------------------------
  Common Stock *
-------------------------------------------------------------------------------------------------------------
  Common Stock *                      $31.97              08/28/02               A
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
 5. Number of Derivative            6. Date Exercisable and Expiration Date       7. Title and Amount of
    Securities Acquired (A) or         (Month/Day/Year)                              Underlying Securities
    Disposed of (D)                                                                  (Instr. 3 and 4)
    (Instr. 3, 4, and 5)
-------------------------------------------------------------------------------------------------------------
                                                                                                  Amount or
     (A)           (D)                  Date Exercisable      Expiration Date       Title         Number of
                                                                                                   Shares
-------------------------------------------------------------------------------------------------------------
                                           05/16/01                08/30/03       Common Stock      2000
-------------------------------------------------------------------------------------------------------------
                                           02/23/02                08/22/04       Common Stock      2000
-------------------------------------------------------------------------------------------------------------
    2000                                   03/01/03                08/28/05       Common Stock      2000
-------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------
 8. Price of                 9. Number of                  10. Ownership Form of       11. Nature of Indirect
    Derivative Security         Derivative                     Derivative Security:        Beneficial Ownership
    (Instr. 5)                  Securities                     Direct (D) or Indirect      (instr. 4)
                                Beneficially Owned             (I) (Instr. 4)
                                at End of Month
                                (Instr. 4)
 -----------------------------------------------------------------------------------------------------------
      $28.55                            2000                           D
 -----------------------------------------------------------------------------------------------------------
      $33.55                            2000                           D
 -----------------------------------------------------------------------------------------------------------
      $31.97                            2000                           D
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


 Explanation of Responses:
 * Stock Options granted pursuant to the company's 2000 Independent Directors Stock Option Plan.



     /s/ William Lance, Treasurer
     -----------------------------
     Agent and Attorney-in-Fact for Joseph Coccia
     Signature of Reporting Person


     September 6, 2002
     -----------------
     Date


 **Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note:File three copies of this Form, one of which must be manually signed.
        If space provided is insufficient, see Instruction 6 for procedure.